Exhibit 99.1

Salem Media Group, Inc.’s Appointment of Heather Grizzle to the Board of Directors

CAMARILLO, Calif. (BUSINESS WIRE) — Salem Media Group, Inc. (Nasdaq: SALM) announced the appointment of Heather Grizzle to its Board of Directors, effective March 19, 2019. Ms. Grizzle succeeds Roland Hinz who retired from his position as a board member on December 12, 2018. The Board of Directors appointed Ms. Grizzle to serve the remainder of Mr. Hinz’s term, which expires at the Company’s 2019 Annual Meeting of Stockholders. Ms. Grizzle will stand for election to serve a full term on the Board of Directors at the 2019 Annual Meeting of Stockholders.

Salem Media Group’s Chief Executive Officer, Edward G. Atsinger III, offered the following comment on this Board appointment: “I am delighted that Heather Grizzle has agreed to serve on Salem’s Board of Directors. Any shareholder who will take the time to review Ms. Grizzle’s background further, much of which is readily available online, will quickly come to appreciate what a tremendous resource she will be to Salem Media Group as a member of its Board of Directors. My special thanks to Jon Venverloh who chairs our Nominating and Governance Committee for his dedicated leadership in finding the right person to fill this Board vacancy, and my thanks to Mr. Hinz whose years of service on the board contributed significantly to the growth of Salem since going public in ‘99.”

Ms. Grizzle is a founding partner of Causeway Strategies, a boutique consulting firm that helps individuals, organizations and corporations to communicate, connect and advance their objectives more effectively. Her background includes work in the White House and the U.S. House of Representatives, as well as corporate communications in New York and charity sector communications in London. She graduated cum laude with high honors in Economics from Harvard University, where she was Co-President of the Institute of Politics. Ms. Grizzle is Vice Chairperson of the Board of Trustees of Stewardship, and a member of the Boards of Innovations for Poverty Action, Alpha USA, KidsMatter, and CharityVest. She lives in Manhattan with her husband, Ben, and their four children: Abigail, Annarose, Rachel and Caleb.

Follow us on Twitter @SalemMediaGrp.

ABOUT SALEM MEDIA GROUP:

Salem Media Group is America’s leading multimedia company specializing in Christian and conservative content, with media properties comprising radio, digital media and book and newsletter publishing. Each day Salem serves a loyal and dedicated audience of listeners and readers numbering in the millions nationally. With its unique programming focus, Salem provides compelling content, fresh commentary and relevant information from some of the most respected figures across the Christian and conservative media landscape.

Company Contact:

Evan D. Masyr

Executive Vice President & Chief Financial Officer

(805) 384-4512

evan@SalemMedia.com